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                       [WOOLWORTH CORPORATION LETTERHEAD]


                                                   CONTACT: Frances E. Trachter
FOR IMMEDIATE RELEASE                                         (212) 553-2394


                  WOOLWORTH CORPORATION REDEEMS PREFERRED STOCK


NEW YORK, August 14, 1996 -- The Board of Directors of Woolworth Corporation (NYSE:Z) at its meeting today called for the redemption of all of the outstanding shares of the Company's $2.20 Series A Convertible Preferred Stock on October 23, 1996 at the redemption price of $45 per share.

Preferred Stock may be converted into shares of the Company's Common Stock at the conversion rate of 5.68 shares of Common Stock for each share of Preferred Stock. Conversion rights expire at 5:00 PM New York City time on October 18, 1996. No shares of Preferred Stock may be converted from October 19, 1996 to October 23, 1996.

The Company previously declared the regular quarterly dividend on shares of Preferred Stock, payable September 1, 1996 to shareholders of record on August 1, 1996. No dividend or interest will be paid upon redemption.

First Chicago Trust Company of New York, 14 Wall Street, New York, NY 10005, the corporation's transfer agent, will act as the Company's Conversion and Redemption Agent. Appropriate information will be mailed to all holders of Preferred Stock.

At August 1, there were 94,949 shares of Preferred Stock outstanding.


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